Exhibit 4.4

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (the “Agreement”) is made this 1st day of June, 2018,

BETWEEN:

GMS INC., a corporation existing under the laws of the State of Delaware (“GMS”)

- and -

CANADA GYPSUM MANAGEMENT AND SUPPLY, INC., a corporation incorporated under the laws of the Province of British Columbia (“Exchangeco”)

- and -

GYP CANADA HOLDINGS III CORP., a corporation incorporated under the laws of the Province of British Columbia (“Callco”)

- and -

THE PERSONS IDENTIFIED ON SCHEDULE A HERETO (the “Initial Exchangeable Shareholders”)

WHEREAS pursuant to the terms of a securities purchase agreement dated April 4, 2018 (the “Purchase Agreement”) among, inter alia, GMS, TorQuest Partners Fund III, L.P., TorQuest Capital Fund III, L.P., and the individual sellers identified on Schedule B to the Purchase Agreement, on the date hereof, Exchangeco acquired all of the outstanding partnership interests and shares of the Acquired Entities (as defined in the Purchase Agreement) in exchange for, among other consideration, the issuance on the date hereof of non-voting exchangeable shares of Exchangeco (the “Exchangeable Shares”) to the Initial Exchangeable Shareholders;

AND WHEREAS in accordance with the terms of the Purchase Agreement, the Parties agreed to enter into, on the date hereof: (i) an exchange rights agreement (the “Exchange Rights Agreement”) setting out certain rights and obligations of GMS, its Affiliates and the Initial Exchangeable Shareholders in respect of the Exchangeable Shares; and (ii) this support agreement which sets out certain additional covenants of the Parties pertaining to the facilitation of the retraction, redemption, call, put and other exchange rights contemplated in the Exchange Rights Agreement and the Exchangeable Share Provisions (as defined below);

NOW, THEREFORE, IN CONSIDERATION of the premises and the respective covenants and agreements contained herein, in the Purchase Agreement and the Exchange Rights Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1                                                                               Definitions. In this Agreement, each capitalized term used herein and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares set forth in the articles of Exchangeco (the “Exchangeable Share Provisions”), or the Exchange Rights Agreement, as applicable, unless something in the subject matter or context is inconsistent therewith.

1.2                                                                               Headings; Article and Section References. The division of this Agreement into Articles, Sections, Subsections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an “Article”, “Section” or “Subsection” followed by a number and/or a letter refer to the specified Article, Section or Subsection of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3                                                                               Number and Gender. Unless the context requires otherwise, words importing the singular shall include the plural and vice versa and words importing gender shall include all genders.

1.4                                                                               Business Days. If any date on which any action is required to be taken under this Agreement is not a Business Day, then such action shall be required to be taken on the next Business Day.

1.5                                                                               Currency and Currency Conversion. The provisions of the Exchangeable Share Provisions respecting currency matters and currency conversion are incorporated by reference into this Agreement.

ARTICLE 2

COVENANTS OF GMS AND EXCHANGECO

2.1                                                                               Covenants regarding the Exchangeable Shares. So long as any Exchangeable Shares not owned by GMS or its Affiliates are outstanding, GMS will:

(a)                                 not declare or pay any dividend on the GMS Common Shares unless Exchangeco shall (i) simultaneously declare or pay, as the case may be, an economically equivalent dividend (as provided for in the Exchangeable Share Provisions) on the Exchangeable Shares and (ii) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of an economically equivalent dividend on the Exchangeable Shares;

(b)                                 advise Exchangeco sufficiently in advance of the declaration by GMS of any dividend on GMS Common Shares and take all such other actions as are reasonably necessary, in cooperation with Exchangeco, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on GMS Common Shares;

(c)                                  not permit Exchangeco to issue any further Exchangeable Shares, or any other shares of Exchangeco having an attribute which permits the holders thereof to exchange or convert such shares into shares of GMS or any Affiliate, except for the issuance of Exchangeable Shares to existing Exchangeable Shareholders in accordance with the Exchangeable Share Provisions or the Exchange Rights Agreement;

(d)                                 take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as the case may be, in respect of each issued and outstanding Exchangeable Share upon, as the case may be, the liquidation, dissolution or winding-up of Exchangeco, the delivery of a Retraction Request by an Exchangeable Shareholder or a redemption of Exchangeable Shares by Exchangeco, including without limitation all such actions and all such things as are reasonably necessary or desirable to enable and permit Exchangeco to cause the Exchangeable Share Consideration to be delivered to the Exchangeable Shareholders in accordance with the provisions of Article 5 of the Exchangeable Share Provisions;

(e)                                  take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by the Exchangeable Shareholders of the Exchangeable Shareholders’ Put Right or by Callco of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are reasonably necessary or desirable to enable and permit Callco to cause the Exchangeable Share Consideration to be delivered to the Exchangeable Shareholders, in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

(f)                                   except in connection with any event, circumstance or action which causes the occurrence of a Redemption Event, not exercise its voting rights as an indirect beneficial owner of the shares of Exchangeco to initiate the voluntary liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs.

2.2                                                                               Segregation of Funds. GMS will take reasonable measures to cause Exchangeco and Callco to have available a sufficient amount of funds as is necessary to enable Exchangeco and Callco to pay or otherwise satisfy any amounts payable hereunder or under the Exchange Rights Agreement.

2.3                                                                               Reservation of GMS Common Shares. GMS hereby represents, warrants and covenants in favour of the Exchangeable Shareholders and Exchangeco that GMS has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by GMS and its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of GMS Common Shares as is now and may reasonably be expected to hereafter be required to enable and permit GMS to meet its obligations under this Agreement and the Exchange Rights Agreement, to enable and permit Callco to meet its obligations under each of the Exchangeable Shareholders’ Put Right, the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, and to enable and permit Exchangeco to meet its obligations hereunder and under the Exchangeable Share Provisions.

2.4                                                                               Notification of Certain Events. In order to assist GMS to comply with its obligations hereunder and under the Exchange Rights Agreement, and to permit Callco to exercise and/or comply with the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right and the Exchangeable Shareholder Put Right, Exchangeco will notify GMS and Callco of each of the following events at the time set forth below:

(a)                                 in the event of any determination by the Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)                                 promptly, upon the earlier of (i) receipt by Exchangeco of notice of, and (ii) Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of Exchangeco or to affect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs;

(c)                                  immediately, upon receipt by Exchangeco of a Retraction Request;

(d)                                 on the same date on which notice of redemption is given to Exchangeable Shareholders, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions; and

(e)                                  as soon as practicable upon the issuance by Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares.

2.5                                                                               Delivery of GMS Common Shares. In furtherance of its obligations under Subsections 2.1(d) and (e), upon notice from Exchangeco or Callco of any event that requires Exchangeco or Callco to cause to be delivered GMS Common Shares to any Exchangeable Shareholders in satisfaction of all or part of the Exchangeable Share Consideration, GMS shall forthwith issue and deliver or cause to be delivered to Exchangeco or Callco, as the case may be, the requisite number of GMS Common Shares to be received by, and issued to or to the order of, the former Exchangeable Shareholders of the surrendered Exchangeable Shares, as Exchangeco or Callco, as the case may be, shall direct. All such GMS Common Shares shall be duly authorized and validly issued as fully paid and non-assessable, free of pre-emptive rights and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim other than restrictions on transfer under applicable securities laws and pursuant to any agreements entered into by the holder.

2.6                                                                               Economic Equivalence. So long as any Exchangeable Shares not owned by GMS or its Affiliates are outstanding:

(a)                                 Except in accordance with the terms of the 2014 GMS Inc. Stock Option Plan, the GMS Inc. Employee Stock Purchase Plan, the GMS Inc. Equity Incentive Plan and any other equity or equity-based incentive plan sponsored by GMS, GMS shall not without the prior approval of Exchangeco and the Exchangeable Shareholders given in accordance with Article 11 of the Exchangeable Share Provisions:

(i)                                     issue or distribute GMS Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire GMS Common Shares) to the holders of the then outstanding GMS Common Shares by way of stock dividend or other distribution, other than an issue of GMS Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire GMS Common Shares) to holders of GMS Common Shares who exercise an option to receive dividends in GMS Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire GMS Common Shares) in lieu of receiving cash dividends or pursuant to any dividend reinvestment plan or similar arrangement;

(ii)                                  issue or distribute rights, options or warrants to the holders of the then outstanding GMS Common Shares entitling them to subscribe for or to purchase GMS Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire GMS Common Shares); or

(iii)                               issue or distribute to the holders of the then outstanding GMS Common Shares (A) shares or securities of GMS of any class other than GMS Common Shares, (B) rights, options or warrants other than those referred to in Paragraph 2.6(a)(ii) above, (C) evidence of indebtedness of GMS or (D) assets of GMS, unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to the Exchangeable Shareholders.

(b)                                 GMS shall not without the prior approval of Exchangeco and the Exchangeable Shareholders given in accordance with Article 11 of the Exchangeable Share Provisions:

(i)                                     subdivide, redivide or change the then outstanding GMS Common Shares into a greater number of GMS Common Shares;

(ii)                                  reduce, combine, consolidate or change the then outstanding GMS Common Shares into a lesser number of GMS Common Shares; or

(iii)                               reclassify or otherwise change GMS Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting GMS Common Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

(c)                                  GMS will take all steps as may be reasonably necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the GMS Common Shares and Exchangeable Shares as provided for in this Section 2.6.

2.7                                                                               Ownership of Outstanding Shares. Except in respect of a Control Transaction, without the prior approval of Exchangeco and the Exchangeable Shareholders given in accordance with Article 11 of the Exchangeable Share Provisions, GMS covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any Person other than GMS or any of its Affiliates, GMS will be and remain the direct or indirect beneficial owner of all of the issued and outstanding voting shares in the capital of Exchangeco and Callco .

2.8                                                                               Rule 10b-18 Purchases. For certainty, nothing contained in this Agreement, including without limitation the obligations of GMS contained in Section 2.6, shall limit the ability of GMS, or Exchangeco to make a “Rule 10b-18 purchase” of GMS Common Shares pursuant to Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended.

ARTICLE 3

GMS REORGANIZATIONS

3.1                                                                               GMS Reorganizations. GMS shall not consummate any transaction (whether by way of reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless (i) such other Person or continuing corporation (the “GMS Successor”) by operation of law becomes, without an additional act on its part, bound by the terms and provisions of this Agreement and the Exchange Rights Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction an agreement evidencing the assumption by the GMS Successor of all obligations of GMS under this Agreement and the Exchange Rights Agreement; and (ii) in the event that GMS Common Shares are reclassified or otherwise changed as part of such transaction, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares.

3.2                                                                               Vesting of Powers in Successor. Whenever the conditions of Section 3.1 have been duly observed and performed, the GMS Successor, Callco and Exchangeco shall execute any supplemental agreement as is reasonably required or reasonably deemed to be advisable to enable the parties to comply with Section 3.1 (and give notice thereof to the Exchangeable Shareholders), and thereupon the GMS Successor shall possess and from time to time may exercise each and every right and power of GMS under this Agreement in the name of GMS or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of GMS or any officers of GMS may be done and performed with like force and effect by the directors or officers of such GMS Successor.

3.3                                                                               Wholly-Owned Subsidiaries. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of GMS with or into GMS or the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of GMS provided that all the assets of such subsidiary are transferred to GMS or another wholly-owned direct or indirect subsidiary of GMS and any such transactions are expressly permitted by this Article 3. GMS shall refrain from taking any action which would result in the winding-up or amalgamation of Callco or Exchangeco (other than any amalgamation of Exchangeco or Callco with one or more of their respective subsidiaries or with any other wholly-owned direct or indirect subsidiary of GMS) for so long as any Exchangeable Shares remain outstanding (other than Exchangeable Shares owned by GMS or its Affiliates).

ARTICLE 4
GENERAL

4.1                                                                               Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than GMS and any of its Affiliates.

4.2                                                                               Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

4.3                                                                               Amendments, Modifications. This Agreement may not be amended or modified except by an agreement in writing executed by GMS, Callco and Exchangeco and approved by the then Exchangeable Shareholders in accordance with Article 11 of the Exchangeable Share Provisions. At all times upon the occurrence of any event contemplated pursuant to Sections 2.1, 2.6, or 2.7 or otherwise, as a result of which either GMS Common Shares or Exchangeable Shares or both are in any way to be changed, this Agreement shall simultaneously with or promptly thereafter such change be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which GMS Common Shares or Exchangeable Shares or both are to be so changed and the Parties shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications

4.4                                                                               Meeting to Consider Amendments. Exchangeco, at the request of GMS, shall call a meeting or meetings of the Exchangeable Shareholders for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4. Any such meeting or meetings shall be called and held in accordance with the Constating Documents, the Exchangeable Share Provisions and all applicable laws.

4.5                                                                               Enurement. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective representatives, successors and permitted assigns.

4.6                                                                               Notices to Parties. All notices and other communications between the Parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed facsimile or electronic transmission.

If to the Exchangeable Shareholders, to the address listed in the Exchangeco share register for each Shareholder, with a copy to:

Torys LLP

79 Wellington St. W.

Box 270, TD South Tower

Toronto, Ontario, M5K 1N2

Canada

Attention: Guy Berman
Email: gberman@torys.com

If to GMS, Callco and/or Exchangeco at the following address (or at such other address for any such Party as shall be specified in like notice):

GMS Inc.

100 Crescent Centre Pkwy #800

Tucker, GA 30084

USA

Attention: General Counsel

Email:                               craig.apolinsky@gms.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Christopher Ewan

Email:                               christopher.ewan@friedfrank.com

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

4.7                                                                               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. The transmission by facsimile or pdf of a copy of the execution page hereof reflecting the execution of this Agreement by any Party shall be effective to evidence that Party’s intention to be bound by this Agreement and that Party’s agreement to the terms, provisions and conditions hereof, all without the necessity of having to produce an original copy of such execution page.

4.8                                                                               Governing Law. This Agreement shall be governed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

4.9                                                                               Attornment. Each Party agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of British Columbia, waives any objection which it may have now or hereafter, irrevocably submits to the jurisdiction of the courts of British Columbia in any such action or proceeding, agrees to be bound by any judgment of the said courts, and hereby waives any review of the merits of any such judgment by the courts of any other jurisdiction. Service of process may be made to each Party at the address set forth in Section 4.6, with the exception of GMS which hereby appoints Exchangeco at its registered office in the Province of British Columbia as attorney for service of process.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

GMS INC.

By:	/s/ H. Douglas Goforth
	Name:	H. Douglas Goforth
	Title:	Vice President, Chief Financial Officer and Treasurer

CANADA GYPSUM MANAGEMENT AND SUPPLY, INC.

By:	/s/ H. Douglas Goforth
	Name:	H. Douglas Goforth
	Title:	Assistant Treasurer

GYP CANADA HOLDINGS III CORP.

By:	/s/ H. Douglas Goforth
	Name:	H. Douglas Goforth
	Title:	Assistant Treasurer

[Signature Page – Support Agreement]

2515684 ONTARIO INC.

By:	/s/ Douglas Skrepnek
	Name:	Douglas Skrepnek
	Title:	President

SLEGG BUILDING MATERIALS LTD.

By:	/s/ Gordon Coutts
	Name:	Gordon Coutts
	Title:	President

[Signature Page – Support Agreement]

SHOEFAM HOLDINGS INC.

By:	/s/ Ryan Shoemaker
	Name:	Ryan Shoemaker
Title:

[Signature Page – Support Agreement]

SCHEDULE A

EXCHANGEABLE SHAREHOLDERS

Exchangeable Shareholder	Exchangeable Shares
2515684 Ontario Inc.	677,421
Slegg Building Materials Ltd.	225,806
Shoefam Holdings Inc. (formerly Vega Enterprises Inc.)	225,806